UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2010

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2010, the terms and coverage of the quota share reinsurance agreement between the Registrant’s reinsurance subsidiary and Employers Mutual Casualty Company (Employers Mutual), the Registrant’s parent, were revised.  Effective January 1, 2011, the Registrant’s reinsurance subsidiary will assume 100% of Employers Mutual’s assumed reinsurance business, with certain exceptions, on a gross basis, and will cede to Employers Mutual all losses in excess of $3,000,000 per event under a separate excess-of-loss reinsurance agreement.  This new arrangement will allow the Registrant’s reinsurance subsidiary to have the $3,000,000 cap on losses per event on all assumed reinsurance business, including the reinsurance business written directly by the reinsurance subsidiary outside the quota share agreement.  Previously, the reinsurance business assumed by the Registrant’s reinsurance subsidiary through the quota share agreement was handled on a net basis (with losses limited to $3,000,000 per event), and any business written directly by the reinsurance subsidiary (outside the quota share agreement) was not protected by the $3 million cap on losses per event.  The revised quota share reinsurance agreement and new excess-of-loss reinsurance agreement are filed as Exhibits 10.1.2 and 10.1.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

10.1.2	100% Quota Share Reinsurance Retrocessional Agreement
10.1.3	Excess of Loss Reinsurance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on December 22, 2010.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer (Principal Executive Officer)

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1.2	100% Quota Share Reinsurance Retrocessional Agreement
10.1.3	Excess of Loss Reinsurance Agreement